Exhibit 10.174
SHAREHOLDERS’ VOTING RIGHTS
PROXY AGREEMENT
AMONG
SHANGHAI OOH ADVERTISING CO., LTD
LIU YI NUO
AND
SHANGHAI RUILI ADVERTISEMENT CO., LTD
DATED AS OF
April 28, 2007

SHAREHOLDERS’ VOTING RIGHTS PROXY AGREEMENT
This Shareholders’ Voting Rights Proxy Agreement is entered into in Shanghai of the People’s Republics of China (“PRC”) as of April 28, 2007 by and among the following Parties:
(1)	Shanghai OOH Advertisement Co., Ltd (“Shanghai OOH”), a limited liability company wholly owned by legal person of Taiwan, Hong Kong or Macao, incorporated and validly existing in Shanghai, PRC under PRC Law
(2)	Liu Yi Nuo, a PRC citizen with ID card number: 350102440827037 (“Liu Yi Nuo”), and
(3)	Shanghai Ruili Advertisement Co., Ltd (“Shanghai Ruili”), a limited liability company incorporated and validly existing in Shanghai, PRC under PRC laws
(The above parties hereinafter shall be individually referred to as a “Party” and collectively referred to as the “Parties”.)
Whereas,
1.	As of the date of the Agreement, Liu Yi Nuo is the enrolled shareholder of Shanghai Ruili, legally holding 70% equity of Shanghai Ruili
2.	Liu Yi Nuo intends to severally entrust Shanghai OOH with the exercises of his voting rights in Shanghai Ruili and Shanghai OOH is willing to accept such entrustment.
The Parties hereby have reached the following agreement upon friendly consultations:
Article 1 Voting Rights Entrustment
1.1	Liu Yi Nuo hereby entrusts Shanghai OOH to exercise his shareholder’s rights as shareholder of Shanghai Ruili from the date of the Agreement under then valid Article of Association of Shanghai Ruili, including appointing directors to the board of directors and other shareholder rights he enjoys. Liu Yi Nuo hereby undertakes to cause the current directors of Shanghai Ruili appointed by him to respectively sign an Entrustment Letter to respectively entrust persons (“Trustees”) designated by Shanghai OOH to exercise the following rights respectively enjoyed by them as directors of Shanghai Ruili in accordance with then effective articles of association of Shanghai Ruili (collectively, the “Entrusted Rights”):
(1)	to propose, convene and attend directors meetings of Shanghai Ruili as their proxy;

(2)	to exercise voting rights on proposals in directors’ meeting within directors’ authority scope.

(3)	Other rights enjoyed by directors provided in Article of Association of Shanghai Ruili.
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1.2	The Trustee shall perform the entrusted obligation within the scope of entrustment in due care and prudence and in compliance with laws; Liu Yi Nuo acknowledges and assumes relevant liabilities for any legal consequences of the Trustee’s exercise of the foregoing Entrusted Rights.
Article 2 Right to Information
For the purpose of exercising the Entrusted Rights under this Agreement, Trustee is entitled to know the information with regard to Shanghai Ruili’s operation, business, clients, finance, staff, etc., and shall have access to relevant materials of Shanghai Ruili. Shanghai Ruili shall adequately cooperate with Trustee in this regard.
Article III Exercise of Entrusted Right
3.1	Liu Yi Nuo will provide adequate assistance to the exercise of the Entrusted Rights by Trustees, including execution of pertinent legal documents when necessary (e.g., to satisfy governmental requirements in case of examination and approval of or registration or filing ).
3.2	If at any time during the term of this Agreement, the entrustment or exercise of the Entrusted Rights under this Agreement is unenforceable for any reason except for default of Liu Yi Nuo or Shanghai Ruili, the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.
Article 4 Exemption and Compensation
4.1	The Parties acknowledge that Shanghai OOH shall not be requested to be liable for or compensate (monetary or otherwise) other Parties or any third party due to exercise of Entrusted Rights by Trustees designated by Shanghai OOH under this Agreement.
4.2	Liu Yi Nuo and Shanghai Ruili agree to indemnify Shanghai OOH and hold it harmless against all of its losses incurred or likely to incur due to exercise of the Entrusted Rights by the Trustees designated by Shanghai OOH, including without limitation any loss resulting from any litigation, demand, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities. However, Liu Yi Nuo and Shanghai Ruili will not compensate for losses incurred due to willful misconduct or gross negligence of Shanghai OOH.
Article 5 Representations and Warranties
5.1	Liu Yi Nuo hereby respectively represents and warrants that:
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5.1.1	he has full and independent legal status and legal capacity to execute, deliver and perform this Agreement with due authorization, and is capable to act independently as a subject of legal actions.

5.1.2	Liu Yi Nuo is enrolled and legal shareholders of Shanghai Ruili as of the effective date of this Agreement and there exists no third party rights or exercise restriction on the Entrusted Rights.

5.1.3	Pursuant to this Agreement, Trustees is capable to fully and sufficiently exercise the Entrusted Rights in accordance with then effective articles of association of Shanghai Ruili.
5.2	Shanghai Ruili hereby represents and warrants that:
5.2.1	It is a company with limited liability duly registered and legally existing under PRC laws with complete and independent status as a legal person and has due authorisation to execute, deliver and perform this Agreement and is capable of acting independently as a subject of legal actions.

5.2.2	It has the full corporate power and authority to execute and deliver this Agreement and all the other documents to be entered into by it in relation to the transaction contemplated hereunder, and has the full power and authority to consummate such transaction.

5.2.3	Liu Yi Nuo is an enrolled shareholders as of the effective date of this Agreement.
Article 6 Term of Agreement
6.1	The Agreement shall take effect as of the execution of all Parties until that Liu Yi Nuo transfers all equity shares held by him in Shanghai Ruili (i.e. 70% equity interest of Shanghai Ruili) to Shanghai OOH is approved by Ministry of Commerce and all registration change with Industry and Commerce Administration for such shares transfer is completed.
Article 7 Notice
7.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.
7.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile, or when it is delivered if received in person, or when five (5) days have elapsed after posting if posted by mail.
Article 8 Default Liability
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8.1	The Parties agree and confirm that, if any of the Parties (the “Defaulting Party”) breaches substantially any of the provisions herein or fails substantially to perform any of the obligations hereunder, such a breach or failure shall constitute a default under this Agreement (a “Default”). In such event any of the other Parties without default (a “Non-defaulting Party”) who incurs losses arising from such Default shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of a Non-defaulting Party’s notifying the Defaulting Party in writing and requiring it to rectify the Default, then the relevant Non-defaulting Party shall be entitled to choose at its discretion to (1) terminate this Agreement and require the Defaulting Party to indemnify all damages, or (2) require specific performance by the Defaulting Party of this Agreement and indemnification against all damages suffered.
8.2	The Parties agree and confirm, Liu Yi Nuo or Shanghai Ruili shall not request the termination of this Agreement for whatsoever reason and under whatsoever circumstance, except otherwise stipulated by laws or this Agreement.
8.3	Notwithstanding any other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.
Article 9 Miscellaneous
9.1	This Agreement shall be prepared in Chinese language in three (3) original copies, with each Party holding one (1) copy hereof.
9.2	The conclusion, validity, execution, amendment, interpretation and termination of this Agreement shall be governed by laws of the PRC.
9.3	Any disputes arising from and in connection with this Agreement shall be settled through consultations among the Parties involved, and if the Parties involved fail to reach an agreement regarding such a dispute within thirty (30) days of its occurrence, such dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with the arbitration rules of such commission, and the arbitration award shall be final and binding on all the Parties involved.
9.4	Any rights, powers and remedies empowered to any Party by any provisions herein shall not preclude any other rights, powers and remedies enjoyed by such Party in accordance with laws and other provisions under this Agreement, and a Party’s exercise of any of its rights, powers and remedies shall not preclude its exercise of other rights, powers and remedies of it.
9.5	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder or in accordance with laws (the “Party’s Rights”) shall not lead to a waiver of such rights, and the waiver
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of any single or partial exercise of the Party’s Rights shall not preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.
9.6	The titles of the Articles contained herein are for reference only, and in no circumstances shall such titles be used for or affect the interpretation of the provisions hereof.
9.7	Each provision contained herein shall be severable and independent from each of other provisions. If at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected thereby
9.8	Upon execution, this Agreement shall replace any other previous legal documents entered into by relevant Parties on the same subject matter.
9.9	Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.
9.10	In respect of Liu Yi Nuo and Shanghai Ruili, they shall not assign any of their rights and/or transfer any of their obligations hereunder to any third parties without prior written consent from Shanghai OOH; Shanghai OOH shall have the right to assign any of its rights and/or transfer any of its obligations hereunder to any third parties designated by it after giving notice to Liu Yi Nuo.

9.11	This Agreement shall be binding on its legal successors of the Parties.
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IN WITNESS HEREOF, the following Parties have caused this Shareholders’ Voting Rights Proxy Agreement to be executed as of the date and in the place first here above mentioned.
Shanghai OOH Advertising Co., Ltd
Signature:
Name:
Position:
Liu Yi Nuo
Signature:
Shanghai Ruili Advertisement Co., Ltd
Signature:
Name:
Position: